EXHIBIT 10.90

                           EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT ("Agreement") made as of September 1, 1994, by and between BERNARD CHAUS, INC., a New York corporation (the
"Company"), and ANDREW GROSSMAN (the "Executive").

          The Board of Directors of the Company (the "Board") desires to employ the Executive, and the Executive is willing to be employed by the Company, on the terms and conditions set forth in this Agreement.

          Accordingly, in consideration of the premises and the respective covenants and agreements of the parties set forth below, and intending to be legally bound hereby, the parties agree as follows:

          a. Employment. The Company hereby employs the Executive for the Term (as defined herein), to render exclusive and full-time services to the Company, as Chief Executive Officer of the Company and as a member of the Office of the Chairman of the Company, which Office shall consist of Josephine Chaus (or her successor) and the Executive, and to perform such other duties as may be assigned to the Executive by the Board and Josephine Chaus. The Executive hereby accepts such employment and agrees to render the services described herein.

          b.   Term.

               (a) Subject to the provisions for earlier termination as provided in Section 9(a) - (e) hereof, the term of Executive's employment hereunder (the "Term") shall commence on November 7, 1994 or such earlier date as the parties hereto may agree (the "Starting Date") and shall end on the fifth anniversary of the Starting Date (the "Initial Term") or on such later date to which the Term is extended pursuant to Section 2(b).

                (b) Extension. Provided that the Company shall have complied with its obligations to issue certain stock options pursuant to the second sentence of Section 8 below, the Company may at any time during the Initial Term elect to extend the Term for an additional five (5) years ending on the tenth anniversary of the Starting Date (as so extended, the "Extended Term").
          c.   Duties, Authority, Status and Responsibilities.
               (a) Chief Executive Officer and Member of the Office of the Chairman. The Executive shall serve as Chief Executive Officer and member of the Office of the Chairman of the Company and shall have such responsibilities, duties and authority as are generally associated with the positions of Chief Executive Officer and member of the Office of the Chairman and as may from time to time be assigned to the Executive by the Board of Directors of the Company and Josephine Chaus (for so long as she is Chairwoman) that are consistent with such responsibilities, duties and authority. The Executive shall report directly to Josephine Chaus (for so long as she is Chairwoman) and the Board. During the Term, the Executive agrees to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests, on the terms and conditions set forth in this Agreement. Nothing in this Agreement shall preclude the Executive from engaging in charitable and community affairs, sitting on corporate boards, or giving attention to his personal affairs, provided that such activities, in the reasonable judgment of the Board, do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

               (b) Board Member. On the Starting Date the Executive shall be appointed a director of the Company, and, following his re-election by the shareholders of the Company, shall continue to serve as a director of the Company for the duration of the Term. The Executive shall serve as a director of the Company without additional compensation. Upon the expiration of the Term, the Executive shall be deemed to have resigned as a director of the Company and shall provide written evidence of such resignation to the Company. The Board will consider in good faith the recommendation of the Executive of an additional nominee to membership on the Board.

          d. Place of Performance. The Executive shall be based and shall perform his duties primarily at the principal executive offices of the Company in the City of New York or the New York City metropolitan area, except for reasonable travel as the performance of the Executive's duties may require.

          e.   Compensation.

               (a) Compensation. During the Term, the Company shall pay to the Executive (i) an annual salary for each year of the Term equal to one million dollars ($1,000,000.00) (the "Annual Salary"); and (ii) subject to receipt of approval by the Company's shareholders, five percent (5%) of the Annual Net Profits (as hereinafter defined) of the Company for such fiscal year ("Net Profit Participation"). "Annual Net Profits" for any fiscal year shall mean the net income of the Company, as reflected on the audited financial statements of the Company for such fiscal year prepared in accordance with generally accepted accounting principles applied consistent with past practices and certified by the Company's independent public accountants.

          For any partial fiscal year in which the Executive is employed hereunder (whether preceding or following any termination of this Agreement), the Net Profit Participation for such partial fiscal year shall be calculated by multiplying the Net Profit Participation otherwise calculated for the full fiscal year by a fraction, the numerator of which is the number of days in such partial fiscal year and the denominator of which is 360.

               (b) Sign-On Bonus. As additional compensation for services rendered, the Company shall pay to the Executive a sign-on bonus equal to six million two hundred thousand dollars ($6,200,000.00) (the "Sign-On Bonus") on the dates set forth in Section 5(c)(iii) of this Agreement. In the event that the Executive voluntarily terminates his employment for reasons other than set forth in Section 9(d) below prior to the expiration of the Initial Term or if the Executive breaches any of the provisions of Section 14(c) below or breaches, to the material detriment of the Company, any of the provisions of Section 14(a) below or if the Company terminates the Executive's employment for Due Cause (as defined in Section 9(c) below), the Executive agrees promptly to pay back to the Company (i) the full amount of the Net Sign-On Bonus (as defined below) in the event of such termination or breach prior to the second anniversary of the Starting Date, (ii) sixty percent (60%) of the Net Sign-On Bonus in the event of such termination or breach after the second anniversary and prior to the third anniversary of the Starting Date, (iii) forty percent (40%) of the Net Sign-On Bonus in the event of such termination or breach after the third anniversary and prior to the fourth anniversary of the Starting Date and (iv) twenty percent (20%) of the Net Sign-On Bonus in the event of such termination or breach after the fourth anniversary and prior to the fifth anniversary of the Starting Date. For purposes of this Agreement, the "Net Sign-On Bonus" shall mean the Sign-On Bonus, less the amount of any federal, state or local taxes paid or payable by the Executive in respect of the Sign-On Bonus (after taking into account any tax benefits received or to be received by the Executive by reason of the payment of any such taxes). In the event the Executive shall repay any portion of the Sign-On Bonus to the Company pursuant to this provision, the Executive agrees to file promptly for and use his best efforts to obtain a refund of any income taxes previously paid by him on such portion or if a refund is not available, the Executive agrees to use his best efforts to claim a deduction on his next filed income tax returns for such repayment. The Executive further agrees to remit promptly to the Company any such refund received by him (or if a deduction is claimed the amount of the combined net federal, state and local tax benefit received from such deduction). The remission of such refund if any shall be paid to the Company net of any taxes paid or payable in respect of such refund. Notwithstanding the foregoing, the obligation on the part of the Executive to pay back any or all of the Net Sign-On Bonus to the Company shall terminate immediately upon a change in control of the Company as defined in Section 12(a) below.

               (c) Time of Payment. The Compensation shall be paid to the Executive as follows:

                    (1) The Company shall pay to the Executive the Annual Salary in monthly or more frequent installments in accordance with the payroll practices for senior executives of the Company in effect at the time of payment;

                    (2) Promptly after the relevant audited financial statements are completed (but in no event later than the 105th day following the end of each fiscal year of the Company), the Company shall pay to the Executive the applicable Net Profit Participation, if any; and

                    (3) The Company shall pay fifty percent (50%) of the Sign-On Bonus ($3,100,000.00) to the Executive upon the execution of this Agreement and the remaining fifty percent (50%) of the Sign-On Bonus ($3,100,000.00) to the Executive within three business days following the Starting Date.

               (d) Performance Based Compensation. It is the intention of the parties that, if section 162(m) of the Internal Revenue Code (the "Code") is or will be applicable with respect to one or more payments hereunder (other than the Sign-On Bonus), the Executive will consider in good faith any requests by the Company to take actions to cause such payments to meet the requirements of section 162(m)(4)(B) or (C) of the Code, and thus to be excluded from the definition of "applicable employee remuneration" within the meaning of section 162(m)(4) of the Code.

          f. Expenses. The Executive shall be entitled to receive prompt reimbursement from the Company for all reasonable out-of-pocket expenses incurred by the Executive in performing his duties hereunder, including, without limitation, all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company provided that the Executive submits documentation for the reimbursement of such expenses in accordance with the policies and procedures established by the Company for senior executives.

          g.   Executive Benefits.

               (a) General. The Executive shall be entitled to participate in all employee benefit plans, programs and arrangements of the Company now or hereafter made available to senior executives of the Company, as such plans, programs and arrangements may be in effect from time to time (including, without limitation, each retirement plan, supplemental and excess retirement plan, group life insurance, accident and death insurance, medical insurance, sick leave, pension plan and disability plan), except that the provisions set forth in this Agreement with regard to incentive stock options and bonus payments shall be in lieu of participation in the Company's stock option and bonus plans. The Executive shall also be eligible to participate in the Company's executive perquisites in accordance with the terms and provisions of the arrangements as in effect from time to time for the Company's senior executives. In addition, during the Term the Company agrees to obtain or otherwise provide medical insurance or coverage (including coverage for pre-existing conditions) for Mrs. Bonnie Grossman and the Executive's daughter ("Family Coverage"). In order to mitigate the costs to the Company of such Family Coverage, the Executive agrees, at the Company's request and sole expense, to use his best efforts to procure extended coverage under his existing medical coverage (so-called COBRA coverage) for as long as such extended coverage is available.

               (b) Automobile. The Company shall provide Executive with an automobile allowance of $1300.00 per month. The Executive shall also have the right to use a car service provided that the Executive submits documentation for the reimbursement of such expenses in accordance with the policies and procedures established by the Company for senior executives.

               (c)  Vacations.  The Executive shall be entitled to four
(4) weeks paid vacation in each year, such vacations to be taken at such time or times as are consistent with the requirements of the Company's business and the performance of the Executive's duties and responsibilities hereunder. Unused vacation time may not be accumulated and carried forward to a subsequent year.

          h. Stock Options. The Company hereby agrees, upon the execution of this Agreement, to cause the Stock Option Committee (the "Stock Option Committee") of the Board to award on the date of this Agreement the Executive stock options ("Stock Options") embodying the terms set forth below and otherwise containing terms and conditions set forth in the form of the Stock Option Agreement attached hereto as Attachment A, to purchase 1.5 million shares of Common Stock, with an exercise price equal to the closing price per share of the Company's Common Stock on the date of this Agreement. In addition, the Company agrees to cause the Stock Option Committee to award on the date the Company elects to extend the term of this Agreement pursuant to Section 2(b) above (the "Extension Date"), if any, Stock Options on the same terms and conditions as those granted pursuant to the immediately preceding sentence to purchase 1.5 million additional shares of Common Stock, but with an exercise price equal to the closing price per share of the Company's Common Stock on the Extension Date, which Stock Options shall be granted in a manner that complies with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), to the extent the benefits of Rule 16b-3 are available with respect to such awards; provided, that if such benefits are not available, the Company shall use its best efforts to make the grant in a manner such that the Executive does not incur any liability under Section 16b of the Act. Any awards of Stock Options to the Executive shall be subject to receipt of approval by the Company's shareholders. The Company agrees to reserve sufficient authorized but unissued shares of Common Stock to be available at all times to satisfy any obligation of the Company to issue shares of Common Stock to the Executive upon exercise of any Stock Options.

               i.   Termination.

               (a) Death. In the event of the death of the Executive during the Term, the Agreement automatically shall be terminated. Annual Salary shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive (such beneficiary or representative, the "Beneficiary") for the lesser of (i) the balance of the Term or (ii) the period ending on the third anniversary of the Executive's death. In addition, the Beneficiary shall receive a percentage of the Net Profit Participation payable with respect to the partial fiscal year of the Company ending on the date of the Executive's death calculated in accordance with the second paragraph of Section 5(a) above and payable in accordance with Section 5(c)(ii) above. The Executive's daughter and Mrs. Bonnie Grossman shall be entitled to continued Family Coverage for the remainder of the Term.

               (b) Disability. In the event of the Disability (as herein defined) of the Executive during the Term, the Agreement automatically shall be terminated. Sixty-five percent (65%) of the Annual Salary shall be paid to the Executive for the period commencing with the date of Disability through the balance of the Term (less any Disability compensation which the Executive receives in accordance with the Company's benefit programs and plans). In addition, the Executive shall receive a percentage of the Net Profit Participation payable with respect to the partial fiscal year of the Company ending on the date of the Executive's Disability calculated in accordance with the second paragraph of Section 5(a) above and payable in accordance with Section 5(c)(ii) above. "Disability," for purposes of the Agreement, shall mean the Executive has failed as a result of his illness, physical or mental disability or other incapacity, for a period of 90 consecutive days or 180 days within any two-year period during the Term to render the services provided in the Agreement, or has been adjudicated an incompetent. During the period of his Disability (including any period after the date of termination), the Executive shall be entitled to continued participation for himself under the Company's medical insurance plan to the extent permitted under such plan and for the remainder of the Term his daughter and Mrs. Bonnie

Grossman shall be entitled to continued Family Coverage.

               (c) Termination by the Company for Due Cause. Nothing herein shall prevent the Company from terminating the Executive's employment for Due Cause (as defined below). Upon such termination, the Executive shall continue to receive Annual Salary and Net Profit Participation only for the period ending with the date of such termination and the obligation of the Company to make any further payments, or to provide any benefits specified herein, to the Executive shall thereupon cease and terminate. The Term "Due Cause", as used herein, shall mean a felony conviction of the Executive or the entering of a plea of guilty or nolo contendere to a felony by the Executive or the commission by the Executive of fraud or theft against, or embezzlement from, the Company or any of its subsidiaries or affiliates. Termination of employment pursuant to this Section 9(c) shall be made by delivery to the Executive of a written Notice of Termination (as defined in Section 9(f) below) setting forth the particulars of the conduct which provides the basis for a termination of the Executive for Due Cause.

               (d) Termination by Executive. The Executive may terminate his employment hereunder if at any time during the Term, the Company shall be in material breach of its obligations hereunder. The parties acknowledge and agree that a material breach for purposes of this Section 9(d) shall include, but not be limited to, any material reduction in the Executive's duties, authority, status or responsibilities (whether or not accompanied by a change in title) all as set forth in Section 3 above. No termination shall be permitted under this Section 9(d) unless the Company shall have first received a written Notice of Termination and within 10 days following the delivery of such Notice of Termination the Company shall not have cured or in good faith commenced the cure of the breach specified in such Notice of Termination.

               (e) Severance and Non-Competition Payments. If the Agreement is terminated by the Company other than as a result of death or Disability of the Executive or for Due Cause or by the Executive pursuant to Section 9(d) above, the Company shall pay the Executive as severance and non-competition payments (i) the Annual Salary that he would have received had the Agreement not been terminated plus (ii) the Net Profit Participation, if any, earned by the Executive pursuant to Section 5(a) that the Executive would have received hereunder had the Agreement not been terminated, less the amount of any compensation and bonuses received by the Executive during such period from other employers. If the Executive terminates his employment hereunder prior to the second anniversary of the Starting Date for reasons other than pursuant to
Section 9(d) of this Agreement, the Company shall pay the Executive the Annual Salary for a two-year period from the date of such termination, provided that (i) during such two-year period the Executive complies with the provisions set forth in Section 14(c) and, in a manner not resulting in material detriment to the Company, the provisions of Section 14(a) of this Agreement, and (ii) after the date hereof but prior to the expiration of such two-year period the Executive does not enter into any agreement, arrangement or understanding with his current employer with respect to the future employment of the Executive in any capacity (whether as an employee, consultant or otherwise) by his current employer during the Non-Competition Period (as defined in Section 14(c) below) or any time thereafter. Notwithstanding the foregoing, if after a "change in control" (as defined in Section 12(a) below) the Agreement is terminated by the Company other than as a result of death or Disability of the Executive or for Due Cause or by the Executive pursuant to Section 9(d) above, the Company shall pay the Executive, in lieu of the payment specified in clause (i) of the immediately preceding sentence, a lump sum payment equal to the aggregate Annual Salary that he would have received had the Agreement not been terminated, discounted to present value at the applicable Federal short-term rate (within the meaning of section 1274 of the Code) in effect on the date of the Executive's termination of employment hereunder.

               (f) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 9(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section
13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice containing the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          j. Satisfaction for Termination-Related Claims. The parties intend that the performance of the provisions herein relating to termination of this Agreement and severance arrangements shall be in full and complete satisfaction of any claim that either party may have against the other for the termination of the Executive's employment hereunder.

          k. Mitigation Not Required. The Executive shall not be required to mitigate amounts payable pursuant to Section 10 by seeking other employment or otherwise.

          l.   Indemnification.

               (a) General Corporate Indemnification. The Company shall also indemnify and hold harmless the Executive and his legal representatives to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, from and against all judgments, finil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in es, penalties, excise taxes, amounts paid in settlement, losses, expenses, costs, liabilities and legal fees ("Losses") if he is made, or threatened to be made, a party to any threatened, pending or completed action, suit


or proceeding, whether civits favor, by reason of the fact that the Executive
(i) is or
was a director or officer of the Company or (ii) is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The right to indemnification provided by this Section 12(b) shall not be deemed exclusive of any other rights to which the Executive may have or hereafter be entitled under any law or the charter or By-laws of the Company, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue after the Executive has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of the Executive. The Executive shall be entitled to the protection of director and officer insurance which the Company shall maintain generally for the benefit of its respective directors and officers; which coverage shall be maintained during the Term, including any period following any change of control of the Company. For purposes of this Agreement, a "change in control" of the Company shall be deemed to have occurred if (x) the Company shall have merged or consolidated with an unaffiliated entity or the Company shall have transferred or sold all or substantially all of its assets to an unaffiliated entity, (y) the majority of the directors on the Board at any time have not been approved for election by the directors on the Board immediately prior to any such election of directors or (z) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act Rules")) shall acquire in one or a series of transactions such number of shares of the Company's Common Stock as shall result in such person or group becoming the beneficial owner (within the meaning of the 1934 Act Rules) of at least the number of shares of Common Stock collectively owned at that time by Josephine Chaus, members of her immediate family, her affiliates (as such term is defined in the 1934 Act Rules), trusts or private foundations established by Josephine Chaus or members of her immediate family, and the heirs, executors or administrators of Josephine Chaus's estate.

               (b) Certain Losses Resulting from Execution of Agreement. The Company shall reimburse the Executive for any Losses incurred by the Executive as a result of any claim brought against the Executive by his current employer or any of its affiliates by reason of the Executive's entering into this Agreement; provided, however, that the Company's liability under this Section 12(b) shall not exceed $150,000.00.

          m.   Notice.  All notices, demands, requests and all other
communications required or permitted to be given    hereunder shall be in
writing and shall be deemed to have been duly given when delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by certified or registered mail, return receipt requested, addressed as follows:
          If to the Executive:

               Mr. Andrew Grossman
               210 East 65th Street
               Apartment 14D
               New York, New York 10021

          with a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               1 New York Plaza
               New York, New York  10004-1980
               Attention:  Robert Schwenkel, Esq.

          If to the Company:

               Bernard Chaus, Inc.
               1410 Broadway
               New York, New York 10018
               Attention:  Chairwoman

          with a copy to:

               Shereff, Friedman, Hoffman &
                Goodman
               919 Third Avenue
               New York, New York 10022
               Attention:  Martin Nussbaum, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          n. Protection of Confidential Information: Non-Competition; Non-Solicitation.

               (a) The Executive agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as herein defined) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information. For purposes of the Agreement, "Confidential Information" shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event the Executive's employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

               (b) The Executive and the Company agree that this covenant regarding Confidential Information is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Executive agrees that any breach of the covenant contained in this
Section 14 would irreparably injure the Company. Accordingly, the Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 14.

               (c) The Executive agrees that during the Term and (i) if the Agreement is terminated by the Company, other than as a result of death, or Disability of the Executive or for Due Cause, for the shorter of one year or the period ending on the date that the Term would have expired had the Agreement not been terminated or (ii) in any case of termination by the Company for Due Cause or by the Executive other than pursuant to
Section 9(d) of this Agreement (other than any termination of this Agreement or the Executive's employment upon or following the expiration of the Term) for two years from the date of termination (herein referred to as the "Non-Competition Period"), without the prior written consent of the Company; (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, greater than two percent (2%) holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, engaged in any business activity competitive (directly or indirectly) with the business of the Company including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company to engage in the future; and (ii) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company. Nothing contained in this Section 9(d) shall preclude the Executive from owning (as a passive investor only) all or any capital stock of Herbert Grossman Enterprises.

               (d) During the Term and during the Non-Competition Period, the Executive agrees that, without the prior written consent of the Company (and other than on behalf of the Company), the Executive shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the six (6) months immediately preceding such date of hiring or solicitation.

               (e) The Executive and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenant are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Executive agrees that any breach of the covenants contained in this Section 14 would irreparably injure the Company. Accordingly, the Executive agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 14.

               (f) The provisions of this Section 14 shall survive the termination of the Agreement.

          o. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association before a board of three disinterested persons, consisting of one arbitrator to be appointed by the Company, one by the Executive, and one by the arbitrators so chosen. Judgment upon an award rendered by the arbitrators may be entered in any court having jurisdiction thereover. The arbitration shall be held in New York, New York or in such other place as the parties may agree. The Company may seek injunctive relief to prevent harm to the Company pending a decision by the arbitrators.

          p.   Certain Representations, Warranties and Covenants.
               (a) In order to induce the Company to enter into this Agreement on the terms and conditions set forth herein, the Executive hereby represents and warrants to the Company that his execution of the Agreement and the performance of his duties and responsibilities hereunder will not violate or result in a breach of, or in any manner be prohibited or restricted by, the terms of any agreement, arrangement, understanding

(written or otherwise), order or decree to which he is a party or by which he is bound. The Executive further represents that he is not a party to any agreement with his current employer relating to non-competition or confidentiality.

               (b) The Executive represents to the Company, for purposes of the Company's obtaining a "key man" life insurance policy that he is in good physical and mental health, has never been rated an insurance risk on account of any past physical or mental history or condition and does not suffer from any physical or mental condition which could cause him not to be insurable for "key man" life insurance in the amount provided above at normal premium rates (consistent with general industry practice in New
York). The Executive will cooperate with the Company to enable it to obtain such "key man" life insurance. All benefits of such "key man" life insurance policy shall inure to the Company.

               (c) The Company agrees to seek shareholder approval (i) at its next regularly scheduled meeting of shareholders of the re-election of the Executive to the Board, of the bonus plan set forth herein providing for the Net Profit Participation and of the Stock Options granted on the date of this Agreement and to be granted on the Extension Date, if any.

          q.   Miscellaneous.

               (a) Modification, Waiver, etc. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company. No waiver by any party hereto at any time of any breach of another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY IN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

               (b) Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, unless such action would substantially impair the value to the Executive of this Agreement in which event the Executive shall have the right in his discretion to terminate this Agreement.

               (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               (d) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto and any prior agreement of the parties hereto in respect of the subject matter contained herein.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             BERNARD CHAUS, INC.


                             By: /s/ Josephine Chaus
                             Name:  Josephine Chaus
                             Title: Chairwoman



                              /s/ Andrew Grossman
                             ANDREW GROSSMAN

                       BERNARD CHAUS, INC.
                     STOCK OPTION AGREEMENT


                AGREEMENT made and entered into as of September 1, 1994, by and between BERNARD CHAUS, INC. (the "Company"), a New York corporation with offices at 1410 Broadway, New York, New York 10018 and ANDREW GROSSMAN (the "Optionee"), an individual residing at 210 East 65th Street, Apartment 14D, New York, New York 10021.

                      W I T N E S S E T H :

                WHEREAS, the Company has entered into an employment agreement (the "Employment Agreement") with the Optionee dated as of the date hereof to engage the Optionee's services for the Company; and

                WHEREAS, pursuant to the Employment Agreement, the Company agreed to grant to the Optionee options to purchase shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company pursuant to the terms and conditions specified herein and in the Employment Agreement.

                NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

                1. Subject to the terms and conditions set forth herein, the Company grants to the Optionee an option (the "Option") to purchase from the Company all or any part of an aggregate of 1,500,000 shares of the Common Stock (the "Optioned Shares").

                2. The purchase price for the Optioned Shares shall be $2.25 per share, subject to adjustment as hereinafter provided (the "Option Price") (which is the closing sale price on the New York Stock Exchange on the date hereof).

                3. The Option shall vest and be exercisable at the rate of twenty percent (20%) a year on a cumulative basis commencing on the first anniversary of the date hereof and each anniversary date thereafter.

                        Notwithstanding the foregoing, in no event shall the Option be exercised, and the Option shall no longer be exercisable, at any time after ten years from the date hereof. Any exercise of the Option may be either in whole at any time or in part at any time or from time to time.

                4. Neither the Optionee nor the Optionee's legal representatives, legatees or distributees shall be or be deemed to be the holder of any shares of the Common Stock covered by the Option unless and until certificates for such shares have been issued. Upon payment of the purchase price thereof, shares issued upon exercise of the Option shall be validly issued, fully paid and nonassessable.

                5. In order to exercise the Option, the Optionee shall give a signed written notice of intent to exercise the Option to the Treasurer of the Company specifying the number of shares of the Common Stock with respect to which the Option is being exercised, and accompanied by payment to the Company of the full amount of the Option Price for the number of shares of the Common Stock so specified. All or any portion of such payment may be made through a "cashless exercise" arrangement with a broker designated by the Optionee by delivery of shares of the Common Stock having a fair market value (as hereinafter determined) on the date of delivery equal to the portion of the Option Price so paid; provided, that in connection therewith the Optionee shall certify to the Company that such delivery will not result in "short-swing" profit to him under Section 16 of the Securities and Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder ("Section 16").

                        For the purposes hereof, the fair market value of a share of the Common Stock on any date shall be equal to the closing sale price of a share of the Common Stock as published by the national securities exchange on which the shares of the Common Stock are primarily traded on such date or, if there is no such sale of the Common Stock on such date, the average of the bid and asked price on such exchange at the close of trading on such date or, if the shares of the Common Stock are not listed on a national securities exchange on such date, the average of the bid and asked prices in the over the counter market on such date or, if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as shall be determined in good faith by the Company.

                6.      (a)     Unless the shares to be issued upon the
exercise of the Option shall be registered under the Securities Act of 1933, as amended (the "Act"), prior to the issuance thereof, the Optionee shall, as a condition to the Company's obligation to issue such shares, give a representation in writing that he is acquiring such shares for his own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof.

                        (b) In the event of the death of the Optionee, an additional condition of exercising the Option shall be the delivery to the Company of such tax waivers and other documents as the Company shall reasonably determine. The executors, administrators, legal representatives, distributees and legatees of the Optionee are, after the death of the Optionee, referred to as the Optionee with respect to the Option.

                        (c) The Optionee shall, as an additional condition of exercising the Option, make appropriate arrangements with the Company for the payment of all federal, state or local withholding taxes applicable as a result of the exercise of the Option. All or any portion of such payment may be made through a "cashless exercise" arrangement with a broker designated by the Optionee by delivery of shares of the Common Stock having a fair market value (as determined pursuant to paragraph 5 hereof) on the date of delivery equal to the portion of such taxes so paid; provided, that in connection therewith the Optionee shall certify to the Company that such delivery will not result in "short-swing" profit to him under Section 16.

                7. In the event of a "change in control" of the Company as defined in Section 12(a) of the Employment Agreement or if the Optionee's employment is terminated (a) by the Company for any reason other than for Due Cause (as defined in the Employment Agreement) or (b) by the Optionee pursuant to Section 9(d) of the Employment Agreement, any unvested portion of the Option shall vest immediately and shall remain exercisable for a period of six months after such date, unless the Option is earlier terminated pursuant to paragraph 3 of this Agreement. If the Optionee's employment is terminated by the Company for Due Cause or by the Optionee for reasons other than pursuant to Section 9(d) of the Employment Agreement, any unvested portion of the Option shall be forfeited and any vested portion of the Option must be exercised within thirty days from the date of such termination, unless the Option is earlier terminated pursuant to paragraph 3 of this Agreement.

                8. In the event that a dividend shall be declared upon the Common Stock payable in shares of the Common Stock, the Optioned Shares shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. In the event that the outstanding shares of the Common Stock shall be changed into or exchanged for a different number of kind of shares of stock and/or other securities of the Company or of another corporation or cash or other property, whether through reorganization, recapitalization, extraordinary dividend, stock split-up, combination of shares, sale of assets, spin off or merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each Optioned Share the number and kind of shares of stock and/or other securities, cash or other property into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchanged. In the event that there shall be any change, other than as specified in this paragraph 8, in the number or kind of outstanding shares of the Common Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, the Board of Directors of Company shall, in its reasonable discretion, equitably adjust the Option with respect to the number or kind of Optioned Shares and the Option Price, such adjustment to be made by the Company and notice thereof shall be delivered to the Optionee within 30 calendar days thereafter, accompanied by a certificate of the Chief Financial Officer of the Company setting forth such adjustment, the method of calculation of such adjustment and the facts upon which such adjustment was based, all in reasonable detail. In the case of any such substitution or adjustment as provided for in this paragraph 8, the Option Price for each Optioned Share shall be the Option Price for all shares of stock or other securities which shall have been substituted for such Optioned Share or to which such shares shall have been adjusted in accordance with the provisions in this paragraph 8. No adjustment or substitution provided for in this paragraph 8 shall require the Company to sell a fractional share hereunder.

                9. The existence of the Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

                10. Nothing herein contained shall be deemed to confer upon the Optionee any right to continue in the employ of the Company, nor to interfere in any way with the right of the Company to terminate the employment of the Optionee at any time.

                11. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

                12. Prior to the first Anniversary of the Starting Date (as defined in the Employment Agreement) the Company agrees to file one or more registration statements with the Securities and Exchange Commission in order to register the resale by the Optionee (subject to the applicable rules and regulations of the Securities and Exchange Commission) of Optioned Shares. The Company will use its best efforts to cause each such registration statement to become effective and to comply with all requirements of the Securities and Exchange Commission necessary to keep each such registration statement effective.

                13. This Agreement is subject to the terms and conditions of the Employment Agreement, and in the event of a conflict between the two, the Employment Agreement shall govern. Subject to the preceding sentence, this Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party; provided, however, that if such modification materially increases the benefits to the Optionee under this Agreement it shall become effective only upon approval by the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote thereon.

                14. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt request, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this paragraph 15). Notice to the estate of the Optionee shall be sufficient if addressed to the Optionee as provided in this paragraph 15. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

                15. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

                16. Except as may be permitted by Rule 16b-3 promulgated under the Exchange Act for transfers to a trust or similar estate planning vehicle, the Option is not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by him or, in the event of his disability, his duly appointed guardian or conservator. The Optionee's rights shall not be subject to commutation, encumbrance, or the claims of the Optionee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Optionee and his heirs and personal representatives under this Agreement.

                17. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as expressly provided in this Agreement).

                18. This Agreement shall become effective upon approval by the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote thereon. In the event such approval is not obtained, this Agreement and all options granted under this Agreement shall become null and void.

                19. Any controversy or claim arising out of or relating to this Agreement or any breach thereof shall be resolved in accordance with the provisions of Section 15 of the Employment Agreement.

                IN WITNESS WHEREOF, the Company has caused this instrument to be executed by a duly authorized officer and its corporate seal hereunto affixed, and the Optionee has hereunto affixed his hand and seal, the day and year first above written.


                                        BERNARD CHAUS, INC.



                                        By
                                           Josephine Chaus
                                           Chairman of the Board and
                                           Chief Executive Officer


ACCEPTED AND AGREED TO:


By
   Andrew Grossman


        (Date)